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                           June 15, 2021

       Soroush Salehian
       Chief Executive Officer
       Aeva Technologies, Inc.
       555 Ellis Street
       Mountain View, California 94043

                                                        Re: Aeva Technologies,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 9, 2021
                                                            File No. 333-256919

       Dear Mr. Salehian :

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Beverly
Singleton at (202) 551-3328 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing